SCHEDULE 14A
                              (Rule 14a-101)

                INFORMATION REQUIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement               Confidential, For Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         EAGLE SUPPLY GROUP, INC.

               (Name of Registrant as Specified in Its Charter)
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required
      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:__________________________________________________________

      (2) Aggregate number of securities to which transaction applies:__________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:________________________________________________

      (4)  Proposed maximum aggregate value of transaction:__________________

      (5)  Total fee paid:___________________________________________________

      Fee paid previously with preliminary materials:________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)   Amount previously paid:___________________________________________

     (2)   Form, Schedule or Registration Statement No.:_____________________

     (3)   Filing Party:_____________________________________________________

     (4)   Date Filed:_______________________________________________________

                     EAGLE SUPPLY GROUP, INC.
               122 East 42nd Street, Suite 1116
                      New York, NY  10168



                                      November 15, 2002



Dear Stockholder:

     On behalf of the Board of Directors, I am pleased to invite you to attend the Annual Meeting of Stockholders of Eagle Supply Group, Inc. (the "Company") which will be held at the offices of Deloitte & Touche, LLP, located at Two World Financial Center, New York, New York 10281, on Friday, December 13, 2002, at 3:00 p.m., New York time.

     On the following pages you will find the Notice of the Annual Meeting of Stockholders and the Proxy Statement giving information which describes the matters to be acted upon at the meeting. These matters include (a) approval of amendments to the Company's Certificate of Incorporation to establish a classified board of directors, to increase the number of the Company's authorized common stock and preferred stock, and to create a new class of non-voting common stock, (b) election of directors, and (c) ratification of the appointment of the Company's auditor for the ensuing fiscal year ending June 30, 2003.

     A copy of the Annual Report to Shareholders on Form 10-K filed with the Securities and Exchange Commission describing the Company's operations during the fiscal year ended June 30, 2002 also is enclosed. Of course, we will be present at the Annual Meeting to answer any questions you might have.

     I hope that you will be able to attend the Annual Meeting in person. HOWEVER, WHETHER OR NOT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING, IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date, and return the enclosed proxy card which will indicate your vote upon the various matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

     We thank you for your support and look forward to seeing you at the Annual Meeting.

                                      Very truly yours,




                                      Douglas P. Fields
                                      Chief Executive Officer

                     EAGLE SUPPLY GROUP, INC.
                 122 East 42nd Street, Suite 1116
                    New York, New York 10168

                    ------------------------

           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                To Be Held on December 13, 2002

                   ------------------------

TO THE STOCKHOLDERS OF EAGLE SUPPLY GROUP, INC.

     NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of the Stockholders of Eagle Supply Group, Inc., a Delaware corporation (the "Company"), will be held at the offices of Deloitte & Touche, LLP, located at Two World Financial Center, New York, New York 10281, on Friday, December 13, 2002, at 3:00 p.m., New York time, for the following purposes:

     1. To elect eight directors to serve on the Board of Directors of the Company for terms of one to three years as set forth in Proposal 2 or, if Proposal 2 is not approved, until the next annual meeting of stockholders, and until their successors have been duly elected and qualified;

     2. To consider and vote on a proposed amendment to the Certificate of Incorporation of the Company to adopt a classified board of directors providing that only approximately one-third of the directors would be elected annually;

     3. To consider and vote on a proposed amendment to the Certificate of Incorporation of the Company to increase the total number of authorized shares of Common Stock, par value $0.0001 per share, from 25,000,000 shares to 30,000,000 shares and to increase the number of authorized shares of Preferred Stock, par value $0.0001 from 2,500,000 shares to 10,000,000 shares, which shares of Preferred Stock will have the designations, rights, preferences, qualifications, limitations, and restrictions as are approved from time to time by the Company's board of directors;

     4. To consider and vote on a proposed amendment to the Certificate of Incorporation of the Company to authorize the issuance of up to 10,000,000 shares of Class A Non-
         Voting Common Stock;

     5. To ratify the appointment of Deloitte & Touche, LLP, as the Company's independent auditors for the fiscal year ending June 30, 2003; and

     6. To transact such other business as may properly come before the meeting or adjournment thereof.

     Only stockholders of record at the close of business on November 7, 2002 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof. Please sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope whether or not you plan to attend the Annual Meeting in person. If you attend the Annual Meeting, you may withdraw your proxy and vote in person on each matter brought before the Annual Meeting. The proxy may be revoked at any time prior to its exercise.

                                    By Order of the Board of
                                    Directors


                                    Frederick M. Friedman
                                    Secretary
New York, New York
November 15, 2002

                       EAGLE SUPPLY GROUP, INC
                  122 East 42nd Street, Suite 1116
                      New York, New York  10168

                      ------------------------

                           PROXY STATEMENT

                   ANNUAL MEETING OF STOCKHOLDERS

                    To Be Held December 13, 2002

                      ------------------------

                            INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation by the board of directors (the "Board of Directors") of Eagle Supply Group, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders to be held on Friday, December 13, 2002, at 3:00 p.m., New York time (the
"Annual Meeting"), and at any adjournment thereof. The Annual Meeting will be held at the offices of Deloitte & Touche, LLP, located at Two World Financial Center, New York, New York, 10281.

     At the Annual Meeting, stockholders will be asked (a) to elect nominees to serve as directors of the Company, (b) to consider and vote on three amendments to the Certificate of Incorporation of the Company which would establish a classified board of directors, increase the number of authorized common stock and preferred stock, and create a new class of non-voting common stock (together, the "Amendment Proposals"), (c) to ratify the appointment of Deloitte & Touche, LLP, as the Company's auditors for fiscal year ending June 30, 2003, and (d) to transact such other business as may properly come before the meeting.

     This Proxy Statement and the enclosed form of proxy are first being sent to stockholders, together with the Notice of Annual
Meeting, on or about November 15, 2002.

     A copy of the Company's Annual Report to Stockholders on Form 10-K for the fiscal year ended June 30, 2002 (the "2002 Annual Report"), including financial statements, accompanies this Proxy Statement, but is not part of the proxy solicitation materials except to the extent specifically incorporated by reference in this Proxy Statement.

     Stockholders are urged to complete, date, and sign the accompanying form of proxy and return it promptly in the envelope provided with these materials. No postage is necessary if the proxy is mailed in the United States in the accompanying envelope.


                 PROXIES AND VOTING AT THE MEETING

Record Date and Voting Rights

     The Board of Directors has fixed the close of business on November 7, 2002 as the record date (the "Record Date") for the determination of the stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. At the close of business on the Record Date, there were 9,055,455 shares of the Company's common stock, $0.0001 par value per share ("Common Stock"), issued and outstanding. The Common Stock is the only class of voting securities outstanding entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon at the Annual Meeting. The presence of a majority of the Company's outstanding Common Stock as of the Record Date, in person or represented by proxy, will constitute a quorum at the Annual Meeting.

     Directors are elected by a plurality of the votes cast at a meeting in which a quorum is present (Proposal 1). In connection with the election of directors, votes may be cast in favor of or withheld from each nominee. Votes withheld from director nominees will be counted in determining whether a quorum has been reached. However, since directors are elected by a plurality, a vote against a director nominee and votes withheld from a nominee or nominees generally will not affect the outcome of the election.

     Under Delaware law, approval of each of the Amendment Proposals (Proposals 2, 3 and 4) will require the affirmative vote of a majority of the outstanding Common Stock entitled to vote at the meeting. Approval of the other proposals to be submitted to the stockholders (Proposal 5) requires the affirmative vote of at least a majority of the Common Stock present at the meeting and entitled to vote on the subject matter.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by one or more inspectors of election appointed prior to the Annual Meeting, who also will determine whether a quorum is present. In the event of any abstentions or broker non-votes with respect to any proposal coming before the Annual Meeting, the proxy will be counted as present for purposes of determining the existence of a quorum; but since they are neither a vote cast in favor of, nor a vote cast against, a proposed action, abstentions and broker non-votes typically will not be counted as a vote cast on any routine matter. A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter. Therefore, abstentions and broker non-votes generally have no effect under Delaware law with respect to the election of directors or other matters requiring the approval of only a majority of the shares of Common Stock present and voting at the meeting. Since, however, the approval of the Amendment Proposals requires the affirmative vote of a majority of the outstanding Common Stock, the failure to vote in favor of an Amendment Proposal for any reason whatsoever - whether by withholding your vote, abstaining, or causing a broker non-vote - will have the same effect as a vote cast against the proposal.

Intended Vote of Related Parties

     As of the Record Date, the Company's largest shareholder, TDA Industries, Inc. ("TDA"), and its affiliates own a total of 5,100,000 shares of Common Stock, or 56.3%, of the outstanding Common Stock entitled to vote at the Annual Meeting, all of which are expected to be voted in favor of the election of each of the nominees as directors, each of the Amendment Proposals, and the ratification of the auditors. Accordingly, if TDA and its affiliates vote in favor of these proposals, such proposals will be approved without the need for any future vote of stockholders in favor of any proposals. Messrs. Fields and Friedman, both of whom are directors and executive officers of the Company, also are directors and executive officers of TDA and Mr. Smircina, a director of the Company, is a director of TDA.

Voting and Revocation of Proxies

     All properly executed proxies received prior to or at the Annual Meeting will be voted in accordance with the instructions indicated on such proxies, if any. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted FOR the election of the Board of Directors' nominees for directors, FOR the approval of each of the Amendment Proposals, and FOR the ratification of Deloitte & Touche, LLP, as its auditors. The Company is not aware of any matter to be presented at the Annual Meeting other than those matters described in the Notice of Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting for consideration, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

     Any stockholder giving a proxy may revoke it at any time before it is exercised by duly executing and submitting a later-dated proxy, by delivering written notice of revocation to the Company which is received at or before the Annual Meeting, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of the proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's principal executive offices, located at the address set forth above.


                            PROPOSAL 1
                      ELECTION OF DIRECTORS

     In accordance with the Company's Bylaws, the Board of Directors has fixed the size of the Board of Directors at eight and has nominated all of the Company's current directors and John A. Shulman for election as directors of the Company.

     If Proposal 2 is approved by the stockholders, and if each of the eight nominees is elected, the Board of Directors will be divided into three classes as follows:

     * Class I Directors consisting of Douglas P. Fields, Steven R. Andrews, Esq., and John A. Shulman, each of whom will serve on the Board of Directors until the 2003 annual meeting of the Company's stockholders;

     *   Class II Directors consisting of Paul D. Finkelstein and
         George Skakel III, each of whom will serve on the Board of Directors until the 2004 annual meeting of the Company's stockholders; and

     *   Class III Directors consisting of James E. Helzer, Frederick
         M. Friedman, and John E. Smircina, Esq., each of whom will serve on the Board of Directors until the 2005 annual meeting of the Company's stockholders.

     If Proposal 2 is not approved by the stockholders, each of the eight nominees, if elected, will serve on the Board of Directors until the 2003 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

     It is intended that the proxies received from stockholders, unless contrary instructions are given therein, will be voted FOR the election of the nominees named below, each of whom has consented to being named herein and has indicated his intention to serve if elected. If any nominee for any reason should become unavailable for election or if a vacancy should occur before the election, it is intended that the shares represented by the proxies will be voted for such other person as the Company's Board of Directors shall designate to replace such nominee. The Board of Directors has no reason to believe that any of the nominees will not be available or will prove unable to serve if so elected.

Nominees for Director

     The age of each nominee, their positions and offices with the Company, their term of office as a director, their business experience during the past five years or more, and additional biographical data is set forth below. Information with respect to the nominees is as of October 15, 2002, except as otherwise stated.


                                                                      Director
Name of Nominee               Age     Position with Company               Since
----------------              ---     ---------------------              --------

Douglas P. Fields.........    60      Chairman of the Board and             1996
                                      Chief Executive Officer

James E. Helzer...........    62      President and Vice Chairman of        1999
                                      the Board of Directors

Frederick M. Friedman.....    62      Executive Vice President,             1996
                                      Secretary, Treasurer, and
                                      Director

Steven R. Andrews, Esq....    47      Director                              1999

Paul D. Finkelstein.......    60      Director                              1999




George Skakel, III........    52      Director                              1999

John E. Smircina, Esq.....    71      Director                              1999

John A. Shulman...........    51      Director                              N/A


      All directors of the Company hold office until the earlier of the next annual meeting of stockholders and until their successors have been duly elected and qualified, or their death, resignation, or removal.

     Douglas P. Fields has been the Chairman of the Board of Directors, Chief Executive Officer and a Director of the Company since its inception. From the inception of the Company through July 1996, Mr. Fields also served as the President of the Company. For more than the past five years, Mr. Fields has been the Chairman of the Board and Chief Executive Officer of each of the Company's subsidiaries, Eagle Supply, Inc. ("Eagle") and JEH Eagle Supply, Inc. ("JEH Eagle"). Mr. Fields serves in the same capacities for TDA Industries, Inc. ("TDA") and its subsidiaries. TDA is a holding company that is our majority stockholder and whose operating subsidiaries are engaged in the operation of an indoor tennis facility and the management of real estate. Mr. Fields received a Masters degree in Business Administration from the Harvard University Graduate School of Business Administration in 1966 and a B.S. degree from Fordham University in 1964.

     Frederick M. Friedman has been the Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a Director of the Company since its inception. For more than the past five years, Mr. Friedman has been Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a Director of Eagle and JEH Eagle. He serves in the same capacities for TDA and each of its subsidiaries. Mr. Friedman received a B.S. degree in Economics from The Wharton School of the University of Pennsylvania in 1962.

     James E. Helzer has been the President of the Company since December 1997 and our Vice Chairman of the Board of Directors since March 1999. He was President of JEH Eagle from July 1997 through June 30, 2002 and President of Eagle from December 1997 through June 30, 2002. From 1982 until July 1997, Mr. James E. Helzer was the owner and Chief Executive Officer of JEH Company.

     Steven R. Andrews, Esq., has been a Director of the Company since May 1996. For more than the past five years, Mr. Andrews has been engaged in the private practice of law. Mr. Andrews received a Juris Doctor degree and an L.L.M. degree in 1977 and 1978 from Stetson University and New York University, respectively. Since March 1999, he has also served as our vice president-legal. Mr. Andrews has entered into an agreement with us requiring him to review our and our officers' and directors' compliance with their obligations under federal and state securities laws. Mr. Andrews is required to report his findings to the Audit Committee of our Board of Directors.

     Paul D. Finkelstein has been a Director of our Company since February 1999. Mr. Finkelstein has served as the President and Director of the Regis Corporation, an operator of beauty salons and a cosmetic sales company, for more than the past five years and as that corporation's Chief Executive Officer since July 1996. Mr. Finkelstein received a Masters degree in Business Administration from the Harvard University Graduate School of Business Administration in 1996 and a B.S. degree in Economics from The Wharton School of the University of Pennsylvania in 1964.

     George Skakel III has been a Director of our Company since
February 1999. Mr. Skakel has been a private investor for more than the past five years. Mr. Skakel received a B.S. degree in Economics from the University of Delaware in 1973 and a Masters degree in Business Administration from the Harvard University Graduate School of Business Administration in 1978.

     John E. Smircina, Esq. has been a Director of the Company since 1999. Mr. Smircina was a partner in the law firm of Wade, Hughes and Smircina, P.C. from April 1993 until July 1996. Since July 1996, Mr. Smircina has been a sole practitioner. For more than the past five years, Mr. Smircina has been a Director of TDA. Mr. Smircina received a Masters degree in Industrial Management from Ohio University in 1954 and a B.A. degree in Political Science from Ohio University in 1953.

     John A. Shulman is a nominee to serve as a Director of the Company. Since 1984, Mr. Shulman has served as the President of Ramsay Fabrics, Inc., manufacturer of specialty woven products for home furnishings, industrial, apparel, and other specialized applications. Mr. Shulman received a Master degree in Business Administration from Stanford University in 1976 and a B.A. degree in economics from Stanford in 1973.

     There is no family relationship between any of the Company's directors, nominees to serve as director, or executive officers, except that James E. Helzer is the brother of E.G. Helzer, the Company's Senior Vice President -- Operations. There are no arrangements between any director or director nominee of the Company and any other person pursuant to which he was, or will be, selected as a director.

Director Meetings and Committees

     During the fiscal year ended June 30, 2002 (the "2002 fiscal year"), the Board of Directors of the Company held a total of 5 meetings. In addition, certain directors attended meetings of standing committees. All incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and the respective committees on which they serve.

     The Board of Directors of the Company maintains three standing committees: an Audit Committee, a Compensation Committee, and an Executive Committee. Members of these committees are elected annually at the Board of Directors' meeting following the annual meeting of stockholders.

     The Audit Committee, comprised of Messrs. Andrews, Finkelstein, and Skakel, held two meetings during the 2002 fiscal year. The Audit Committee is responsible for overseeing the Company's reporting process and the independent audit of the consolidated financial statements and its duties include: (i) recommending to the Board of Directors the engagement or discharge of the independent public accountants, (ii) meeting with the independent public accountants to review the plans and results of the audit engagement and to review all reports of independent auditors, (iii) approving the services to be performed by the independent public accountants and giving consideration to the range of the audit and non-audit fees, and (iv) reviewing the scope and results of the internal and external audit procedures of the Company and its subsidiaries. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the "Report of Audit Committee," included below. The Audit Committee is governed by the Company's audit committee charter included as Appendix A to this proxy statement.

     The Compensation Committee makes recommendations to the Board of Directors with respect to the Company's compensation policies and the compensation of executive officers. The Compensation Committee, which is comprised of Messrs. Finkelstein, Skakel, and Smircina, met once during the 2002 fiscal year.

     The Executive Committee of the Board of Directors is empowered to act on behalf of, and to exercise all the powers of, the full Board of Directors in the management of the business and affairs of the Company when the Board of Directors is not in session, except to the extent limited by the Company's Certificate of Incorporation or Bylaws, or by Delaware law. The Executive Committee, which is comprised of Messrs. Fields, Helzer, Friedman, and Smircina, did not meet during the 2002 fiscal year.

Audit Committee Report

     The audited financial statements of the Company at and for the three year period ended on June 30, 2002, are included in the 2002 Annual Report. The Audit Committee oversees the Company's financial reporting process, and the independent audit of the annual consolidated financial statements. The Board of Directors, in its business judgment, has determined that the membership of the Audit Committee satisfies the independence requirements of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and the Company's Audit Committee Charter. The Audit Committee reviews and reassesses the adequacy of the charter at least annually. The Audit Committee consists of three independent members. None of the members of the Audit Committee are professionally engaged in the practice of accounting or auditing and are not experts in either of these fields or in auditor independence.

     The Company, acting through its management and Board of Directors, has the primary responsibility for the financial statements and reporting process, including the systems of internal accounting controls. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, the financial reporting process, and internal controls. Deloitte & Touche, LLP, independent auditors engaged by the Company, are responsible for auditing the Company's annual financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America.

     In performing its oversight function, the Audit Committee has reviewed the audited financial statements with the Company's management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also has reviewed with Deloitte & Touche, LLP, their judgments as to the quality and acceptability of the Company's accounting principles. Management and Deloitte & Touche, LLP have advised the Audit Committee that the Company's consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte & Touche, LLP matters covered by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee also discussed with Deloitte & Touche, LLP their independence from the Company and management, including those matters in Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the letter and disclosures from Deloitte & Touche, LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1. The Audit Committee confirmed that Deloitte & Touche, LLP, has not provided any non-audit services to the Company during the 2002 fiscal year.

     In addition, the Audit Committee discussed with its internal auditors and Deloitte & Touche, LLP the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte & Touche, LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended June 30, 2002 with management, our internal auditors, and our independent auditors.
Based on the reviews and the discussions referred to above, in reliance on management and Deloitte & Touche, LLP, and subject to the limitations of the role of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also has recommended to the Board of Directors, and the Board of Directors has appointed, Deloitte & Touche, LLP to audit the Company's financial statements for 2003 fiscal year, subject to shareholder ratification of that appointment.

     SUBMITTED BY THE FISCAL 2002 AUDIT COMMITTEE


          Paul D. Finkelstein, Chairman       Steven R. Andrews, Esq.
                                              George Skakel III

Compensation of Directors

     Non-employee Directors of the Company are each compensated at the rate of $1,000 per month for their service on the Board of Directors and its committees. All Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties. In addition, directors are eligible to receive stock options under the Eagle Supply Group, Inc. 1998 Stock Option Plan (the "Stock Option Plan"). No stock options were granted to the Company's directors during the 2002 fiscal year.

           The Board of Directors recommends a vote FOR the election of all 8 nominees.

                     -------------------------

                PROPOSED AMENDMENTS TO THE COMPANY'S
                    CERTIFICATE OF INCORPORATION

     The Board of Directors has determined that certain amendments to the Company's Certificate of Incorporation ("Certificate") are advisable and are being submitted for stockholder action at the Annual Meeting. These amendments are being submitted in the form of three separate proposals which are referred to herein as the Amendment Proposals. Each of the amendments to the Certificate set forth in Amendment Proposals described in proposals 2, 3, and 4 are set forth in Appendix B to this Proxy Statement in substantially the form in which they will take effect if the Amendment Proposals are approved by the stockholders.

     Approval of each of the Amendment Proposals requires the affirmative vote of a majority of the outstanding Common Stock in favor of the Amendment Proposal being considered. Each Amendment Proposal will be considered independently from the other Amendment Proposals, and none of the Amendment Proposals are conditioned upon the stockholder approval of any other Amendment Proposal.
Accordingly, if some of the Amendment Proposals are approved by the Company's stockholders, those Amendment Proposals so approved will be implemented. It is the intention of the Board of Directors to file as soon as practicable after the Annual Meeting an amendment to the Certificate which incorporates each of the Amendment Proposals approved by the Company's stockholders. If any particular Amendment Proposal is not approved, the numbering of the articles to the Certificate shall be revised accordingly.


                             PROPOSAL 2

             Approval of a Classified Board of Directors
                            (Article 12)

     The Board of Directors has unanimously approved and recommends the approval of the proposed addition of a new Article 12 to the Certificate to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office, including the corresponding amendments to the bylaws of the Company (the "Bylaws").

     The Company's Bylaws now provide that all directors are to be elected annually for a term of one year. Delaware law permits provisions in a company's certificate of incorporation or bylaws approved by stockholders that provide for a classified board of directors. The proposed classified board amendment to the Certificate and conforming amendments to the Bylaws would provide that directors will be classified into three classes, as nearly equal in number as possible. One class would hold office initially for a term expiring at the 2003 annual meeting; another class would hold office initially for a term expiring at the 2004 annual meeting; and another class would hold office initially for a term expiring at the 2005 annual meeting. At each annual meeting following this initial classification and election, the successors to the class of directors whose term expires at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election or until their successors have been duly elected and qualified. See "Election of Directors" on page 3 of this Proxy Statement, as to the composition of each class of directors if this proposal is adopted.

     The classified board of directors proposal is designed to assure continuity and stability in the Board of Directors' leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with the Company and therefore will be familiar with its business operations. This permits more effective long-term strategic planning and promotes the creation of long-term value for the stockholders. While the Company has not experienced such continuity problems in the past, the Board of Directors wishes to ensure that this experience will continue. The Board of Directors believes that the classified board proposal will assist the Board of Directors in protecting the interests of the Company's stockholders in the event of an unsolicited offer for the Company. The Board of Directors also believes that this stability helps promote the creation of long-term stockholder value and, as in the case with certain of the other proposed amendments, the Board of Directors believes this will encourage any potential acquirer to negotiate directly with the Board of Directors, thereby giving the Board of Directors added leverage in such negotiations.

     The proposed classified board amendment will extend the time required to effect a change in control of the Board of Directors through the election of directors and may discourage hostile takeover bids for the Company. Currently, a change in control of the Board of directors can be completed by stockholders holding a majority of the votes cast at a single annual meeting. If the Company implements a classified board of directors, even if a takeover bidder were to acquire a majority of the voting power of the Company's outstanding Common Stock, it will take at least two annual meetings to effectuate a change in control of the Board of Directors because only a minority of the directors will be elected at each meeting. Further, this provision of the Certificate will not be subject to amendment by less than 66 2/3 % percent of the outstanding shares of capital stock of the Company entitled to vote on such an amendment at a stockholders' meeting duly called for such purpose. This could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. The classified board proposal also will make it more difficult for the stockholder to change the composition of the Board of Directors even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of the Board of Directors, the classified board proposal will tend to perpetuate present management. Without the ability to obtain immediate control of the Board of Directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of the Company.

     Under Delaware law, directors chosen to fill vacancies on a classified board hold office until the next election of the class for which such directors have been chosen, or until their successors are elected and qualified. Delaware law also provides that, unless the certificate of incorporation provides otherwise, directors serving on a classified board of directors may be removed only for cause. The Company's Certificate containing the new Article 12 will not provide otherwise. Accordingly, if the classified board proposal is approved by the stockholders, directors will be permitted to be removed only for cause by the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock. Presently, all directors of the Company are elected annually and all of the directors may be removed, with or without cause, by a majority vote of the outstanding shares of the Common Stock. Cumulative voting is not authorized by the Certificate.

     The Company believes that approval of the classified board amendment is in the best interests of the Company and its stockholders.


              The Board of Directors recommends a vote
                   FOR approval of this proposal.

                     -------------------------

                             PROPOSAL 3

            Approval of an Increased Number of Shares of
             Authorized Common Stock and Preferred Stock
                             (Article 4)

     The Board of Directors has unanimously approved and recommends the approval of a proposed amendment to Article 4 of the Certificate to increase the number of authorized shares of Common Stock to 30,000,000 shares and shares of Preferred Stock to 10,000,000 shares, which shares of Preferred Stock shall have such designations, rights, preferences, qualifications, limitations, and restrictions as are approved, from time to time, by the Board of Directors.

     The Certificate currently authorizes:

     * 25,000,000 shares of Common Stock, of which a total of 9,055,455 shares are issued and outstanding as of the Record Date, 3,634,090 shares that are reserved for issuance under outstanding warrants, and 1,200,000 shares that are reserved for issuance to employees and directors under the Company's stock option plans.

     * 2,500,000 shares of Preferred Stock, none of which are issued or outstanding as of the Record Date.

     An increase in the number of authorized shares of Common Stock and undesignated Preferred Stock is necessary at this time to provide the Board of Directors with, among other things, additional flexibility in the management of the Company's capitalization, raising capital, engaging in future acquisitions, and other corporate purposes.

     The additional Common Stock and the Preferred Stock would be available for issuance from time to time as determined by the Board of Directors for any proper corporate purpose. Such purposes might include issuance in public or private sale for cash as a means of obtaining capital for use in the business and operations of the Company and issuance as part or all of the consideration required to be paid by the Company for acquisitions or other businesses or properties. The timing and terms of the issuance of Preferred Stock and/or the number of shares of Common Stock to be issued in connection with any such transaction would depend on a number of factors, including economic and market conditions at the time of the specific transactions, the Company's business, financial condition, and strategic goals, the particular circumstances of the transaction in which the shares are issued, and other factors. Furthermore, except as may be required for a particular issuance under applicable laws or the securities market on which the Company's securities are then listed or quoted, the Common Stock and the Preferred Stock (including, if approved, the newly authorized shares) may be issued upon the approval of the Board of Directors, without any further vote or action on the part of the Company's stockholders.

     The additional Preferred Stock, as is the case with respect to the currently authorized Preferred Stock, will be undesignated and the rights, preferences, qualifications, limitations and restrictions will not be fixed. The Board of Directors shall be empowered to issue the additional Preferred Stock, without any future stockholder action or approval: (i) in one or more classes, or in one or more series within a class, in such number of shares as it shall determine, and (ii) with such designations, powers, preferences, rights, qualifications, limitations, and restrictions of each such class or series, including, among other things, dividend rights (including the amount and nature thereof), voting rights (in addition any prescribed by applicable law) of the holders of the shares, the existence of any conversion or exchange privileges, any redemption features, any sinking fund provisions, rights in the event of liquidation, dissolution, or a winding up of the Company or distribution of substantially all of its assets, and the conditions or restrictions, if any, on specified actions of the Company affecting the rights of such shares. Holders of Preferred Stock will not be entitled to preemptive rights unless specifically provided therefor.

     The Common Stock also can be used in connection with the establishment of additional employee or director compensation plans, the issuance of additional options or warrants, and any conversion rights afforded to holders of Preferred Stock or debt instruments that may be issued in the future by the Company, as well as other corporate purposes, such as the declaration and payment of a stock dividend. To the extent that the Company engages in future acquisition transactions, the availability of additional shares of Common Stock to include in future employee benefit plans may prove critical for retaining officers and employees of both the potential targets and the Company and to provide incentives for achieving certain operating results and efficiencies.

     Preferred Stock can be used by the Company with Common Stock, or instead of Common Stock, in connection with future acquisitions, raising new capital, planning future financing transactions, or for other corporate purposes. The Preferred Stock would be particularly useful for such purposes since the Board of Directors would have the authority to choose the exact terms of the class or series at the time of issuance to respond to investor preferences, developments in types of preferred stock, market conditions, and the nature of the specific transaction. When seeking additional financing or capital, it may be advantageous to the Company in some cases to structure a transaction which provides for the issuance of equity rather than debt, although the equity may require the payment of dividends rather than the payment of interest on debt instruments. Furthermore, if an acquisition involves another entity which has an outstanding class or series of preferred stock, the availability of Preferred Stock which can be offered in exchange therefor will provide the Company with the flexibility appropriately to structure the transaction in a manner which may facilitate the negotiation and the consummation of such transaction.

     Except as described below and except for the issuance of Common Stock pursuant to outstanding warrants and options (including those options that may be issued in the future under Company stock option plans), the Company is not presently considering any transaction involving the issuance of the Common Stock or the Preferred Stock nor are there any plans, proposals, negotiations, agreements, or understandings to issue or to make any acquisition utilizing the Common Stock or the Preferred Stock. However, opportunities requiring prompt action may arise, such as favorable market conditions existing for the sale of a particular type of preferred stock or an opportunity to sell common stock, warrants, or a combination thereof, or to make an acquisition. The Board of Directors believes that the potential delay and expense in seeking stockholder approval for a specific issuance of Preferred Stock or approval of additional authorized Common Stock could deprive the Company and its stockholders of the ability effectively to benefit from such an opportunity and/or cause the loss of attractive acquisitions or financing arrangements.

     The proposed increase in the number of authorized shares of Common Stock for issuance does not change the terms of our Common Stock and will not affect the rights, such as voting and liquidation rights, of the outstanding shares of Common Stock. If, however, additional shares are issued, other than pursuant to a stock dividend or stock split, the percentage ownership interests of existing stockholders would be reduced and, depending on the terms pursuant to which the new shares were issued, the book value of the outstanding shares could be diluted. Each share of Common Stock will have the same rights and be identified in all respects with each other share of Common Stock. It is not possible to state the actual effect of the authorization of the additional Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the rights of holders of a class or series of the Preferred Stock. Holders of the Common Stock have no preemptive rights to subscribe for or purchase any Preferred Stock which may be issued, and the issuance of Preferred Stock may have a dilutive effect on the equity and the voting rights of the holders of the Common Stock. The Preferred Stock, if issued, likely would have preference over the Common Stock with respect to dividends and other distributions and could have conversion and redemption features.

     Currently, the Company is considering a variety of different capital raising alternatives, including potential sale of a portion of its Preferred Stock in a negotiated sale to an unaffiliated third party. Although the Company has held discussions with financial intermediaries with respect to such capital raising activities, and has preliminarily negotiated certain aspects of a potential sale of its Preferred Stock, including the possible terms thereof, the Company has not entered into any definitive agreement to sell its equity securities at this time. Based on such discussions, however, if favorable market conditions should exist for such a transaction, it is anticipated that the Preferred Stock would pay a dividend and be convertible into Common Stock. The actual terms, however, would depend on the market conditions existing at the time of issuance, and such terms, including, among other things, the number of shares, the sales price, the dividend rate, the voting rights, and the conversion features of any Preferred Stock issued in connection with such transaction, if any, are not expected to be established until immediately prior to its sale and issuance. There can be no assurance that any such transaction will occur.

     Although the Board of Directors has no present intention of doing so, the Board of Directors will have the authority to issue the Common Stock and/or the Preferred Stock in a manner that could make it more difficult, or discourage an attempt, to obtain control of the Company by means of a merger, tender offer, proxy contest, or other method. Such an occurrence, in the event of a hostile takeover, may have an adverse impact on stockholders who may wish to participate in such offer. For example, such shares could be used to create a substantial voting block favorable to the Board of Directors, to effect an acquisition that would preclude a potential acquiror from gaining control, or dilute the voting power of a potential acquiror. The Board of Directors is not aware of any effort by any person to obtain control of the Company in a hostile manner and does not currently contemplate the issuance of authorized shares for the foregoing purposes.

     The Board of Directors believes that approval and adoption of the proposed amendment to Article 4 to increase the number of authorized shares of Common Stock and shares of undesignated Preferred Stock is in the best interests of the Company and its stockholders.

               The Board of Directors recommends a vote
                     FOR approval of this proposal.

                       --------------------------


                               PROPOSAL 4

                       Approval of a New Class of
                         Non-Voting Common Stock
                               (Article 4)

     The Board of Directors has unanimously approved and recommends the approval of a proposed additional amendment to Article 4 of the Certificate to create a new class of non-voting Common Stock ("Non-Voting Common Stock"). The Company's Certificate currently authorizes the issuance of up to 25,000,000 shares of Common Stock and 2,500,000 shares of Preferred Stock and, if Proposal 3 is approved by the Company's stockholders, the Certificate will be amended to provide for the issuance of up to 30,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. If this Proposal 4 is approved, Article 4 of the Certificate would be further amended to increase the number of shares of Common Stock to an aggregate of 40,000,000 shares of which 10,000,000 shares will be classified Class A Non-Voting Common Stock.

     Except for the lack of voting rights associated with the Non-Voting Common Stock, holders of the Non-Voting Common Stock will have the same rights as holders of the other Common Stock. Without limiting the generality of the foregoing, the Class A Non-Voting Common Stock will be entitled to participate equally in all dividends, if any, payable with respect to the Common Stock and to share ratably in all assets of the Company in the event of a voluntary or involuntary liquidation, dissolution, or winding-up of the affairs of the Company, or upon distribution of the assets of the Company.

     The Board of Directors believes that the creation of a non-voting class of Common Stock is necessary in order to provide the Company with a sufficient amount of flexibility in negotiating future investments in, or acquisitions by, the Company. In this regard certain financial institutions, regulated entities, and other investors are prohibited from, or have policies which prohibit, the ownership of in excess of certain specified percentages of the voting
securities of another entity.   Further, the availability of Class A
Non-Voting Common Stock affords the Company with the flexibility to encourage a longer term investment through contractual arrangements that may provide an investor with the right to convert the Class A Non-Voting Common Stock into voting Common Stock after the expiration of a specified holding period or periods and to issue its equity securities in a manner designed to avoid selling a controlling block to an individual or group of investors.

     The Company does not believe that there are any significant economic costs to its current stockholders associated with the creation or issuance of the Class A Non-Voting Common Stock, except to the extent that the Class A Non-Voting Common Stock is sold or is convertible into voting Common Stock at a price below the book value of the Common Stock. Given the number of shares and the absence of voting rights with respect to the Class A Non-Voting Common Stock being authorized, the Company does not believe that there are any anti-takeover effects arising from the approval of the new class of Class A Non-Voting Common Stock.

     The Board of Directors believes that the approval and adoption of the proposed amendment to Article 4 to create a new class of Class A Non-Voting Common Stock is in the best interests of the Company and its stockholders.

                The Board of Directors recommends a vote
                     FOR approval of this proposal.

                       --------------------------


                               PROPOSAL 5

                Approval and Ratification of Appointment
                   of Independent Public Accountants

     The Board of Directors has selected the firm of Deloitte & Touche, LLP, independent public accountants, to be the Company's auditors for the fiscal year ending June 30, 2003 and recommends that stockholders vote to ratify that appointment. Although submission of this matter to stockholders is not required by law, in the event of a negative vote the Board of Directors will reconsider its selection. Ratification of the appointment will require approval by a majority of the votes cast at the Annual Meeting, assuming a quorum is present.

     The aggregate fees paid to Deloitte & Touche, LLP for professional services rendered for the audit of the Company's consolidated annual financial statements for the fiscal year ended June 30, 2002, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $253,181, including expenses. In addition, aggregate fees for audit related services were $10,130, including expenses.

     During the fiscal year ended June 30, 2002, there were no professional services rendered to the Company by Deloitte & Touche, LLP relating to financial information systems design and implementation or for any services other than those services described above.

     Deloitte & Touche, LLP has been the Company's independent auditing firm for many years, and the Board of Directors believes that they are well qualified for the job. Deloitte & Touche, LLP is expected to have a representative at the Annual Meeting who will be available to respond to appropriate questions from shareholders attending the meeting.


               The Board of Directors recommends a vote
                          FOR this proposal.

                       -------------------------



                          EXECUTIVE OFFICERS

     The executive officers of the Company, their ages, and positions with the Company are set forth below:


       Name                Age     Positions with the Company
       ----                ---     --------------------------

Douglas P. Fields.......   60      Chief Executive Officer
James E. Helzer.........   62      President
Frederick M. Friedman...   62      Executive Vice President,
                                     Secretary, and Treasurer
E. G. Helzer               51      Senior Vice President - Operations


     Officers are elected annually by the Board of Directors to hold office until the earlier of their resignation, removal, or death.

     Set forth below is a description of the business experience during the past five years or more and other biographical information for the executive officer identified above who is not a nominee seeking election to the Board of Directors. Similar information for the other executive officers who are nominees seeking election can be found under the heading "Nominees for Director" set forth in Proposal 1.

     E. G. Helzer has been the Senior Vice President - Operations of the Company since December 1997. He served as Senior Vice President - Operations for JEH Eagle from July 1997 through June 30, 2002 and has
served as President of JEH Eagle since July 1, 2002.   Mr. Helzer also
served as Senior Vice President -- Operations for Eagle from December 1997 through June 30, 2002 and has served as President of Eagle since July 1, 2002. From 1994 until July 1997, he was the Vice President - Operations and Colorado manager of JEH Company. From 1982 until 1994, Mr. Helzer was the Manager - Production and Service for JEH Company. E.G. Helzer is the brother of James E. Helzer, the Company's President and one of its directors.


               COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

     The following summary compensation table sets forth the cash and non-cash compensation paid to or accrued for the past three fiscal years for the Company's Chief Executive Officer, and for each of the executive officers of the Company or its subsidiaries and certain other individuals whose total compensation exceeded $100,000 for the fiscal year ended June 30, 2002 (collectively, the "Named Executive Officers").

                   SUMMARY COMPENSATION TABLE

                                                  Annual Compensation
                                 Fiscal   -----------------------------------     All Other
Name and Principal Occupation    Year       Salary      Bonus      Other(1)     Compensation(2)
-----------------------------    ------   ----------  ---------  ------------   ---------------
Douglas P. Fields,...........     2002    $  400,000  $       0  $     60,000   $   150,000
  Chief Executive Officer         2001       260,000    100,000        10,000             0
                                  2000       260,000    100,000             0             0

James E. Helzer,.............     2002    $  450,000  $       0  $     60,000   $   150,000
  President                       2001       300,000    100,000             0             0
                                  2000       300,000    100,000             0             0

Frederick M. Friedman,.......     2002    $  400,000  $       0  $     60,000   $   150,000
  Executive Vice President,       2001       260,000    100,000        10,000             0
  Treasurer and Secretary         2000       260,000    100,000             0             0

Gary L. Howard,..............     2002    $  260,000  $  31,200  $          0   $         0
  Formerly Senior Vice            2001       260,000     31,200             0             0
  President - Operations (3)      2000       260,000          0             0             0

E. G. Helzer,................     2002    $  175,000  $       0  $     55,000   $         0
  Senior Vice President           2001       175,000     45,000             0             0
    - Operations                  2000       162,500          0             0             0

-----------------------

(1) These amounts include payments made in the 2002 fiscal year to James E. Helzer and Messrs. Fields and Friedman as follows: (i) $10,000 automobile allowance, and (ii) payment of $50,000 to each such individual for their respective life insurance policies. During the 2002 fiscal year, Mr. E. G. Helzer received a $55,000 housing allowance. In 2001, Messrs. Fields and Friedman received a $10,000 automobile allowance. For the fiscal years ended June 30, 2000 and 2001, the value of perquisites and other personal benefits received by each of the Named Executive Officers as other annual compensation was less than ten percent (10%) of the total amount of salary and bonus of such person.
(2) These amounts represent annual retirement contributions paid by the Company directly to or on behalf of the named person in lieu of a formal retirement plan.
(3) Mr. Howard resigned from his position as an executive officer of the Company in December 2001, but he continues to be employed with the Company in a non-officer capacity.

     Pursuant to employment agreements with senior officers of the Company described below, the Company has established a long-term incentive plan for such individuals. During the 2002 fiscal year, no long-term incentive plan payouts were made by the Company, nor were any shares of restricted stock issued by the Company.

Stock Option Grants

     Although the Company does have a stock option plan, the Company did not issue any stock options during the 2002 fiscal year and did not enter into any agreements to issue any stock options to its employees or directors.

Aggregated Options Exercised in Last Fiscal Year and Fiscal Year-End
Option Values

     The following table sets forth, for each of the Named Executive Officers in the Summary Compensation Table above who holds stock options, the number of shares of Common Stock acquired pursuant to the exercise of stock options during fiscal 2002, the number of the stock options held at June 30, 2002, and the realizable gain of the stock options that are "in-the-money." The in-the-money stock options are those with exercise prices that are below the year-end stock price because the stock value grew since the date of the grant.


          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                AND FISCAL YEAR-END OPTIONS VALUES

                                                        Number of
                                                 Securities Underlying            Value of Unexercised
                                                   Unexercised Options            In-the-Money Options
                                                   at Fiscal Year End           at Fiscal Year End (1)(2)
                       Shares                  ---------------------------    -----------------------------
                    Acquired on       Value    Exercisable   Unexercisable    Exercisable     Unexercisable
Name                Exercised (#)   Realized       (#)            (#)             ($)              ($)
----                -------------   --------   -----------   -------------    -----------     -------------

James E. Helzer         0               0         60,000         60,000       $       0       $       0
E. G. Helzer            0               0         60,000         36,000               0               0
Gary L. Howard          0               0         60,000         40,000               0               0

--------------------

(1) Based upon the closing price of the Common Stock as quoted by the Nasdaq National Market on June 28, 2002 of $2.72 per share.
(2) Value represents fair market value at exercise minus exercise price.

Employment Agreements and Arrangements

     Senior Executive Officers. On September 28, 2001, the Company's Board of Directors, upon the recommendation of the Company's Compensation Committee, authorized the implementation, effective July 1, 2001, of a new executive compensation plan (the "Executive Compensation Plan") for the Company's three most senior executive officers, Douglas P. Fields, the Company's Chief Executive Officer, James E. Helzer, the Company's President, and Frederick M. Friedman, the Company's Executive Vice-President, Secretary, Treasurer and Chief Financial Officer, and the extension of their employment agreements to June 30, 2006. Definitive amendments to their respective employment agreements reflect the new Executive Compensation Plan entered into on November 1, 2001.

     Under the Plan and the corresponding employment agreements, James
E. Helzer's annual base salary is $450,000 and the annual base salary for each of Douglas P. Fields and Frederick M. Friedman is $400,000, and all three officers receive an annual retirement contribution of $150,000 payable directly to them or on their behalf in lieu of a formal retirement plan. Under the Plan, as incentive compensation, an annual basic bonus is payable to each of these three executive officers equal to thirty-five (35%) percent of each executive officer's salary and annual retirement contribution if the defined EBIT (earnings before interest expense, taxes, amortization of certain expenses, and intercompany fees, charges and expenses) of the Company's operating subsidiaries (excluding extraordinary items, as determined by the Company's Compensation Committee) reaches $6,500,000.

     As additional incentive compensation, an annual performance bonus is payable to these three executive officers in an amount equal to the aggregate of twenty-five (25%) percent of the defined EBIT of the Company's operating subsidiaries in excess of $6,500,000 (excluding extraordinary items, as determined by the Company's Compensation Committee) which would be divided equally among them and payable up to a maximum of $275,000 for each executive officer. Any amount earned in excess of this maximum annual cash performance bonus compensation will be credited to a non-qualified deferred compensation account and be payable at the respective executive's retirement, death or disability or upon sale of the Company.

     The maximum total cash compensation, including salary, retirement contribution, basic and performance bonus (but exclusive of stock options) paid in a fiscal year cannot exceed $875,000 for James E. Helzer and $825,000 for each of Messrs. Fields and Friedman. Furthermore, the total of all such compensation, including amounts credited to the above-mentioned deferred compensation accounts, shall not exceed $1,250,000 for each executive officer for any fiscal year. Executive officers' salaries are subject to annual inflation adjustment increases at the sole discretion of the Board of Directors.

     Although the Executive Compensation Plan provides for the term of each executive's employment agreement to continue through June 30, 2006, each agreement will terminate earlier upon sale of substantially all of the assets or the capital stock of the Company with severance payable to each of the three executive officers in an amount equal to six (6) months' base salary and retirement contributions and certain other benefits currently received by the executive officer shall continue to be provided thereafter.

     Under the Executive Compensation Plan, the Board of Directors has authorized for each of the three executive officers a $10,000 per year automobile allowance and the payment of $50,000 in annual life insurance premiums. Each such executive officer also participates in other employee benefits available generally to management and employees of the Company.

     There is no stock or stock option component of compensation payable pursuant to the Executive Compensation Plan.

     As part of its deliberations and the establishment of the Executive Compensation Plan, the Compensation Committee engaged an independent, non-affiliated compensation consultant to review such arrangements. The Compensation Committee and the Company followed the recommendations of the consultant in setting the base salary and bonuses of its executives, as well as the method for determining EBIT for purposes of bonuses. In connection with the Board of Directors' adoption of the new Executive Compensation Plan, Messrs. Fields, Friedman, and James E. Helzer abstained from voting as to each of their respective compensation arrangements.

     E. G. Helzer. Mr. Helzer has served as an executive office of the Company or one of its subsidiaries since July 1997, when he agreed to serve as the Senior Vice President of Operations for JEH Eagle. As of June 30, 2002, Mr. Helzer was serving as the Senior Vice President of Operations for the Company, JEH Eagle, and Eagle for which is was compensated at an annual salary of $175,000. As of July 1, 2002, Mr. Helzer agreed to serve as the President of both JEH Eagle and Eagle, and he continues to serve as the Senior Vice President of Operations of the Company. Since July 1, 2002, the Company has established E.G. Helzer's salary at $250,000 per year. In addition, E.G. Helzer receives a housing allowance of $5,000 per month in connection with his move to the Dallas/Fort Worth area, and he is entitled to receive 6% of Eagle's earnings before taxes in excess of $600,000 per year. E.G. Helzer performs his duties without a written agreement and is employed as Senior Vice President-Operations of the Company and President of Eagle and JEH Eagle pursuant to oral agreements that can be terminated by either party without notice or penalty.

     Other Compensation Arrangements. Steven R. Andrews, Esq. serves as the Company's vice president-legal, a non-officer compliance position, and he was compensated at the rate of $1,000 per month until October 2000. Since this position was created as a result of our agreement with NASDAQ in connection with our listing on NASDAQ, we do not consider him to be one of our employees, and currently he is compensated in his capacity as an independent director at the same rate as other non-employee Directors.

401(k) Plan Employees Savings Plan

     Two of the Company's subsidiaries, Eagle and JEH Eagle, maintain 401(k) Retirement Savings Plans for their respective employees (the "401(k) Plan(s)"). Eligible employees include all employees of Eagle and JEH Eagle (including those formerly employed by MSI Eagle (defined below) until its merger into and with JEH Eagle) who have completed one year of employment and have attained the age of 21. Each 401(k) Plan permits employees to make voluntary contributions to their company's respective 401(k) Plan up to a dollar limit set by law. Eagle and JEH Eagle may contribute discretionary matching contributions equal to a determined percentage of the employees' contributions. Benefits under each 401(k) Plan are distributable upon retirement, disability, termination of employment or certain financial hardship, subject to regulatory requirements. Each participant's share of Eagle's and JEH Eagle's contributions vests at the rate of 20% per year until after six years of service, at which time the participant becomes fully vested. Messrs. James E. Helzer, E. G. Helzer and Gary L. Howard participated in the 401(k) Plans at approximately 2.2%, 2.2%, and 4.0% of their salaries, respectively. Contributions in the amounts of approximately $102,000 and $126,000 were made to the 401(k) Plans for the fiscal years ended June 30, 2001 and 2002, respectively. Amounts to be contributed in the future are discretionary. Accordingly, it is not possible to estimate the amount of benefits that will be payable to participants in the 401(k) Plans upon their retirements.


                 REPORT ON EXECUTIVE COMPENSATION

Overview

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised entirely of outside directors, none of whom is a current officer or employee of the Company or any of its subsidiaries. The Compensation Committee is responsible for the establishment of policies governing the implementation, administration, and interpretation of all aspects of executive compensation, which includes base salary, bonuses, and stock option grants. Executives also participate in benefit programs that are generally available to employees of the Company, including medical benefits and, through its subsidiaries, the 401(k) Plans. The Compensation Committee also evaluates executive performance.

Objectives of the Executive Compensation Program

     The Compensation Committee's fundamental executive compensation philosophy is to enable the Company to attract and retain key executive personnel and to motivate those executives to achieve the Company's objectives which include obtaining satisfactory sales and income levels and maintaining a sound financial condition in light of the business environment in which the Company operates. The method of evaluating executive performance includes reviewing our sales, income levels and financial condition, and assessing each executive's performance in connection with attaining such sales, income levels and financial condition, particularly in light of the economic environments in the markets in which our Company competes.

     Each executive officer's compensation package is reviewed periodically and is comprised of five components: base salary, basic bonus, performance bonus, retirement contribution, incentive compensation and stock option grants. In addition, our executive officers are eligible to participate in all benefit programs generally available to other employees as well as certain additional life insurance and other benefits.

Compensation of Chief Executive Officer

     Mr. Fields' compensation for the fiscal year ended June 30, 2002 included his current base salary compensation of $400,000 and a retirement contribution of $150,000. During the fiscal year ended June 30, 2002, Mr. Fields also received an automobile allowance of approximately $10,000 and $50,000 for payments toward insurance premiums for life insurance policies for which Mr. Fields has designated the beneficiaries. No short-term or long-term incentive compensation or stock options were awarded to Mr. Fields during the fiscal year ended June 30, 2002. Mr. Fields' duties and responsibilities include, among others, managing the long term financial and economic resources of our Company, the continuity of strong management, our strategic position both financially and within our industry and striving to manage these duties and responsibilities in light of the fact that we operate in a seasonal and cyclical business with cyclical markets which frequently are subject to and dependent upon unpredictable weather, difficult competitive environments and other challenging conditions. The levels of our annual revenues, net income and EBIT (earnings before interest expense and federal income taxes) are among the factors considered and to be considered in the future by our Compensation Committee and Board of Directors in determining compensation for Mr. Fields (and certain other executive officers). Other relevant factors include competitive market conditions in each of our market areas, economic conditions and weather related factors affecting business in each of our market areas, availability of product and product lines in each of our market areas, availability of personnel at acceptable wage levels in each of our market areas, levels of compensation of other executive officers in the building products industry, success in managing the opening and closing of new and existing distribution centers to maximize and balance our short term and long term business objectives and financial returns, experience, management of banking relationships and financial resources especially in light of both general and building industry related conditions in the financial markets, ability both to take advantage of market and financial opportunities that may arise and to avoid potential problem areas that may appear attractive but, in fact, are not (such as the "e-commerce" bubble), ability to foster and maintain a corporate culture that maintains a high degree of employee morale and relatively low level of employee turnover in light of local market conditions, ability to maintain close contacts within the industry to take advantage of potential acquisitions or consolidation situations that may become available to the Company on terms that may be attractive to us, effectiveness in managing the purchasing function to achieve favorable prices and terms from our most important vendors and to maximize our gross profit margins in light of industry conditions, implementation of long term business, financial and acquisition strategies, as well as other factors. Mr. Fields met the basic objectives of the Company, satisfactorily fulfilled his duties and responsibilities in light of relevant competitive market, financial, and economic conditions affecting the Company, as determined by our Compensation Committee, and has received his base level of compensation and retirement contribution. Mr. Fields has entered into an employment agreement with the Company which expires on June 30, 2006 and which sets forth levels of annual base compensation, annual retirement contribution, formulas for determining annual basic bonus and performance bonus, and payments toward life insurance premiums and a car allowance as well as the right to participate in and receive other benefits received by Company employees.

Review of Compensation and Incentive Plans

     The Compensation Committee reviews compensation and incentive plans for the most senior executive officers and makes recommendations to our Board of Directors. In performing its reviews, the Compensation Committee has in the past and may in the future engage the services of an independent, outside consultant to render an opinion on, or provide recommendations with respect to, proposed compensation for our most senior executive officers.

Base Salary

    In setting the base salary levels of each executive officer, the Committee may consider making recommendations to the Board of Directors regarding the base salaries of our executive officers based on the base salaries and other elements of compensation paid to executive officers in comparable positions in other similarly situated companies which are known to the Committee to the extent permitted by our executive officers' respective employment agreements. The Committee considers the individual experience level and actual performance of each executive officer in view of our needs and objectives.

Conclusion

     The Compensation Committee believes that its executive compensation policies and programs effectively serve the interests of the Company and its stockholders. The compensation packages are appropriately balanced to provide competitive levels of compensation to its executives while simultaneously providing motivation to contribute to the Company's overall future success and long-term enhancement of shareholder value. We will continue to monitor the effectiveness of our total compensation policies and programs to insure that they continue to meet the needs of the Company.

     This report is respectfully submitted by:

  COMPENSATION COMMITTEE

  John E. Smircina, Esq., Chairman   Paul D. Finkelstein   George Skakel III



     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 2002 fiscal year, Messrs. Finkelstein, Skakel, and Smircina served on the Compensation Committee and none of the individuals is, or has been, an officer or an employee of the Company or any of its subsidiaries. Mr. Smircina serves on the board of directors of TDA, the Company's largest stockholder and a corporation controlled by Messrs. Fields and Friedman, executive officers of the Company.


           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JEH Eagle Related Transactions

     In 1997, JEH Eagle acquired the business and substantially all of the assets of JEH Company, which is wholly-owned by James E. Helzer, now our President.

     James E. Helzer leases to JEH Eagle the premises for several of JEH Eagle's distribution centers, as well as its executive officers. Base rental payments to Mr. Helzer for the several distribution facilities he leases to JEH Eagle aggregated approximately $747,000 during the fiscal year ended June 30, 2002.

     During its fiscal year ended June 30, 2002, JEH Eagle made sales aggregating approximately $286,000 to entities owned by James E. Helzer. Payment for $209,568 of such sales was made by reducing the principal amount of the note payable by the Company to Mr. Helzer. As of June 30, 2002, the balance of such sales were paid in full.

     During its fiscal year ended June 30, 2002, JEH Eagle made sales aggregating approximately $844,000 to entities owned by Jay James Helzer, the son of James E. Helzer, and other family members. As of June 30, 2002, approximately $258,000 of such sales were owed to JEH Eagle.

     Gary L. Howard, formerly an executive officer of the Company, leases to JEH Eagle certain office, showroom, warehouse and outdoor storage space for one of JEH Eagle's distribution centers. Base rental payment to Mr. Howard for the distribution facility he leases to JEH Eagle aggregated approximately $112,000 during the fiscal year ended June 30, 2002.

     JEH Eagle leases a distribution center from a limited liability company fifty (50%) percent owned by James E. Helzer and his spouse and fifty (50%) percent owned by a subsidiary of TDA. Base rental payments to this limited liability company for the distribution facility it leases to JEH Eagle aggregated approximately $46,000 during the past fiscal year ended June 30, 2002. This limited liability company acquired these premises from JEH Eagle as of July 1, 1999, which and itself acquired the premises from one of its customers.

MSI Eagle Related Transactions

    In October 1998, MSI/Eagle Supply, Inc. ("MSI Eagle"), a wholly-owned subsidiary of TDA which was acquired by the Company simultaneously with the closing of the Company's initial public offering in March 1999 ("IPO"), acquired the business and substantially all of the assets of Masonry Supply, Inc. ("MSI Co."), a corporation which is wholly-owned by Mr. Howard, a former executive officer of the Company. Certain, potential substantial, contingent payments, as additional future consideration to MSI Co. or its designee, are to be paid by JEH Eagle. For the fiscal year ended June 30, 2002, approximately $315,000 of additional consideration is to be paid to MSI Co. or its designee.

     In October 1998, in connection with the purchase of substantially all of the assets and business of MSI Co. by MSI Eagle, TDA lent MSI Eagle $1,000,000 pursuant to a six (6%) percent two-year note. The note was payable in full in October 2000, and TDA had agreed to defer the interest payable on the note until its maturity. In October 2000, interest on the note was paid in full, and TDA and JEH Eagle (as successors by merger to MSI Eagle) agreed to refinance the $1,000,000 principal amount of the note pursuant to a new eight and three-fourths (8.75%) percent per annum demand promissory note.

TDA and Eagle Related Transactions

     TDA is a holding company which operated several business enterprises that included Eagle, JEH Eagle, and MSI Eagle until such entities were acquired by the Company in March 1999 simultaneously with the closing of our IPO.

     A wholly-owned subsidiary of TDA leases to Eagle the premises for several of Eagle's distribution centers. Base rental payments to the TDA subsidiary for the several distribution centers it leases to Eagle aggregate approximately $790,000 for the fiscal year ended June 30, 2002.

     Pursuant to a strategic services agreement which expired June 30, 2002, TDA provided to JEH Eagle with certain services including: (i) managerial, (ii) strategic planning, (iii) banking negotiation, (iv) investor relations, and (v) advisory services relating to acquisitions for a five-year term which commenced in July 1997. A $3,000 monthly fee payable for such services commenced in March 1999 and terminated June 30, 2002.

     Through June 30, 2002, TDA provided office space for use as our New York corporate executive offices pursuant to a $3,000 per month, month-to-month administrative services agreement that has been terminated. Commencing July 1, 2002, the Company began to pay to TDA seventy-five (75%) percent of the occupancy costs (approximately $4,500 per month) of its executive offices and seventy-five (75%) percent of the remuneration and benefits of the Company's New York administrative assistant (approximately $4,500 per month), and TDA began to pay twenty-five (25%) percent of such occupancy costs (approximately $1,500 per month), and twenty-five (25%) percent of the remuneration and benefits of the Company's New York administrative assistant (approximately $1,500 per month) in order to defray any expenses that may be deemed to be attributable to TDA. A new lease for the Company's New York corporate executive offices was recently entered into by and between the Company and the landlord for these premises at a base annual rental of approximately $6,900 per month with customary additional rental charges (proportionate share of real estate taxes, electricity, etc.), of which TDA will continue to pay twenty-five (25%) percent. This lease expires on December 31, 2012, with an option for the Company to terminate after five years.

General

     The foregoing transactions that Eagle, JEH Eagle, and MSI Eagle have engaged in with TDA have benefited or may be deemed to have benefited TDA, directly or indirectly. Messrs. Fields and Friedman, our Chief Executive Officer and Chairman of our Board of Directors and our Executive Vice President, Chief Financial Officer, Treasurer, Secretary, and Director, respectively, also are executive officers, directors and principal stockholders of TDA and have benefited or may be deemed to have benefited, directly or indirectly, from the foregoing transactions with TDA. TDA and/or certain of its subsidiaries derive funds from the operation of an indoor tennis facility, commercial lease payments from us and others and income from investments. These sources help to defray TDA's operating expenses, including the payment of salaries and benefits to Messrs. Fields and Friedman.

     Messrs. Fields and Friedman are officers, directors and principal stockholders of TDA, and Mr. Smircina is a director of TDA, and, consequently, they are able, through TDA, to direct the election of our directors, effect significant corporate events and generally direct the affairs of the Company.

     Certain of the foregoing transactions that the Company has engaged in with James E. Helzer has benefited or may be deemed to have benefited Mr. Helzer, directly or indirectly. James E. Helzer is the Company's President.

     Certain of the foregoing transactions that we have engaged in with Gary L. Howard has benefited or may be deemed to have benefited Mr. Howard, directly or indirectly. Gary L. Howard was an executive officer of the Company until December 2001.

     Our management believes that the foregoing transactions were and are fair and reasonable to the Company and were made on terms no less favorable to the Company than terms and conditions that could have
been entered into with independent third parties.   Except as
contemplated or otherwise disclosed in our filings with the Securities and Exchange Commission, the Company does not intend to enter into any additional material transactions, loans or forgiveness of loans with any affiliates unless the Company concludes that such transactions are fair and reasonable to the Company and that any such transaction is on terms no less favorable than that which could be obtained from unaffiliated third parties. Additionally, any such transaction must be approved by a majority of our directors who do not have an interest in such transaction and who have had access, at the Company's expense, to independent legal counsel.


                STOCK PRICE PERFORMANCE GRAPH

    Set forth below is a graph comparing the yearly percentage change in the cumulative total return of the Company's Common Stock, including stock and cash dividends, against the cumulative total return of the Nasdaq Stock Market (U.S. companies) and a self-determined peer group compiled by the Center for Research in Securities Prices, Graduate School of Business, The University of Chicago ("CRSP"). The Peer group is comprised of twenty five publicly traded companies that are engaged in the distribution or manufacturing of building or construction materials, industrial supplies, or ancillary products. This presentation assumes that $100 was invested on March 12, 1999 in the Common Stock (the date of the Company's initial public offering) at the initial public offering price and in all other indices and that all dividends were reinvested.



                      [PERFORMANCE GRAPH]


                              March 12              June 30
                              --------  ---------------------------------
                                1999      1999     2000     2001     2002
                                ----      ----     ----     ----     ----
Eagle Supply Group, Inc.        $100      91.3     80.0     26.0     54.1
Nasdaq Stock Market             $100     113.1    167.3     90.7     61.8
  (U.S. Companies)
Self-Determined Peer Group      $100     120.7     80.9    104.9    125.0



Notes:  (1)  The indexes are re-weighted daily using the market capitalization  on the previous trading day.
        (2) If the monthly interval, based on fiscal year end, is not a trading day, the preceding trading day is used.
        (3) Prepared by CRSP (www.crsp.uchicago.edu). Used with permission. All rights reserved.


Self-Determined Peer Group

     Statistical Information and Graph Prepared by the CRSP on August 2, 2002 including data through June 28, 2002.


Company Name                         Trading Symbol     Exchange/Market Place
------------                         --------------     ---------------------

American Standard Companies, Inc.....      ASD                  NYSE (3)
Berger Holdings Inc..................     BGRH               NASDAW-SCM (4)


Black & Decker Corporation...........      BDK                  NYSE (3)
Building Materials Holding Corp......     BMHC               NASDAQ-NMS (5)
C R H PLC (1)........................    CHRCH               NASDAQ-NMS (5)
Elcor Corp...........................      ELK                  NYSE (3)
Fastenal Company.....................     FAST               NASDAQ-NMS (5)
Fortune Brands, Inc..................       FO                  NYSE (3)
Genuine Parts Company................      GCP                  NYSE (3)
Hughes Supply Inc....................      HUG                  NYSE (3)
Huttig Building Products, Inc........      HBP                  NYSE (3)
Leggett & Platt, Incorporated........      LEG                  NYSE (3)
Masco Corporation....................      MAS                  NYSE (3)
MCS Industrial Direct Co., Inc. (2)..      MSM                  NYSE (3)
Owens Corning........................      OWC                  NYSE (3)
Royal Group Technologies Limited.....      RYG                  NYSE (3)
Sherwin-Williams Company.............      SHW                  NYSE (3)
Stanley Works........................      SWK                  NYSE (3)
Tech Data Corporation................     TECD               NASDAQ-NMS (5)
United Stationers Inc................     USTR               NASDAQ-NMS (5)
USG Corp.............................      USG                  NYSE (3)
W.W. Granger, Inc....................      GWW                  NYSE (3)
Watsco Inc. (2)......................      WSO                  NYSE (3)
Wesco International Inc..............      WCC                  NYSE (3)
Wickes Inc...........................     WIKS               NASDAQ-NMS (5)

(1)  American Depository receipt
(2)  Class A equity
(3)  New York Stock Exchange
(4)  NASDAQ SmallCap Market
(5)  NASDAQ National Market System


SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of October 15, 2002, by: (i) each director and nominee for director of the Company, (ii) each of the Named Executive Officers covered by the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) each person known to the Company beneficially owning more than 5% of the outstanding Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the Common Stock owned by them.

                                          Current Beneficial Ownership
                                        --------------------------------
                                            Number          Percent
Name of Beneficial Owner                  of Shares (1)     of Class (2)
------------------------                ---------------   --------------
Directors, Director Nominees,
  and Certain Executive Officers

Douglas P. Fields..................       5,100,000 (3)         56.3%
Frederick M. Friedman..............       5,100,000 (4)         56.3%
James E. Helzer....................         360,000 (5)          3.9%
E. G. Helzer.......................          36,000 (6)           *


Steven R. Andrews, Esq.............         140,000 (7)          1.5%
Paul Finkelstein...................          10,000 (8)           *
John E. Smircina, Esq..............       5,100,000 (9)         56.3%
George Skakel III..................          10,000 (10)          *
John A. Shulman....................               0               *
Gary L. Howard.....................          60,003 (11)          *

All directors and executive
officers as a group (10 persons)...       5,656,000 (3)(12)     60.9%


Other Beneficial Holders

TDA Industries, Inc. (13)..........       5,100,000             56.3%
122 East 42 Street
New York, NY  10168

Barry Segal (14)...................         862,510              9.5%
c/o Bradco Supply Corporation
13 Production Way
Avenel, NJ  07001


--------------------------
*  Less than 1%

(1) In accordance with Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within sixty days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "dispositive power" is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.
(2) In calculating the percentage ownership for a given individual or group, the number of shares of Common Stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.
(3)  Includes 5,100,000 shares of Common Stock owned by TDA
     Industries, Inc. ("TDA"), a privately-held corporation in which Mr. Fields serves as its Chairman of the Board and Chief Executive Officer and is a principal owner; and by reason of his positions and ownership, Mr. Fields may be deemed to be the beneficial owner of the shares held by TDA.
(4) Includes 5,100,000 shares of Common Stock owned by TDA, a corporation in which Mr. Friedman serves as a director and as its Executive Vice President, Chief Financial Officer, Treasurer, Secretary and is a principal owner; and by reason of his positions and ownership, Mr. Friedman may be deemed to be the beneficial owner of the shares held by TDA.
(5) Includes currently exercisable options to purchase 60,000 shares of Common Stock.
(6) Includes currently exercisable options to purchase 36,000 shares of Common Stock.
(7) Includes currently exercisable options to purchase 60,000 shares of Common Stock.
(8) Includes currently exercisable options to purchase 10,000 shares of Common Stock.
(9) Includes 5,100,000 shares of Common Stock owned by TDA, a corporation in which Mr. Smircina serves on its board of directors, and by reason of his position, Mr. Smircina may be deemed to be the beneficial owner of the shares held by TDA.
(10) Includes currently exercisable options to purchase 10,000 shares of Common Stock.
(11) Includes currently exercisable options to purchase 60,000 shares of Common Stock.
(12) Includes (a) 236,000 shares of Common Stock subject to currently exercisable options which may be acquired by such directors and executive officers as a group and (b) 5,100,000 shares of Common Stock owned by TDA that certain of the officers and directors of the Company may be deemed to be the beneficial owner thereof.
(13) The ownership information set forth herein is based in its entirety on material contained in a Schedule 13D, dated March 17, 1999, filed with the SEC by TDA.
(14) Includes 57,000 shares held by Bradco Supply Corporation
     ("Bradco"), a corporation of which Mr. Segal is the Chief Executive Officer and majority stockholder, and by reason of his position and ownership position he may be deemed to be the beneficial owner of such shares held by Bradco. The ownership information set forth herein is based in its entirety on material contained in Amendment No. 6 to Schedule 13D, dated June 7, 2002, filed with the SEC by Mr. Segal and Bradco.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires all executive officers, directors, and persons who are the beneficial owners of more than 10% of the Common stock of the Company to file reports of ownership with the Securities and Exchange Commission (the "SEC") indicating their ownership of the Company's equity securities and to report any changes in that ownership. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to comply therewith during the fiscal year ended June 30, 2002. The Company believes that all of these filing requirements were satisfied by its executive officers, directors, and by the beneficial owners of more than 10% of our Common Stock. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons that no Forms 5 (Annual Statement of Changes in Beneficial Ownership) were required to be filed under applicable rules of the SEC.


                     STOCKHOLDER PROPOSALS

     Eligible shareholders who wish to present proposals for action at the 2003 Annual Meeting of Shareholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement.
Proposals must be received by the Secretary no later than July 18, 2003 for inclusion in next year's proxy statement and proxy card. A shareholder is eligible to present proposals if, at the time he or she submits the proposals, the shareholder owns at least 1% or $2,000 in market value of Common Stock and has held such shares for at least one year, and the shareholder continues to own such shares through the date of the 2003 Annual Meeting.


                       SOLICITATION COSTS

     The Company will bear the costs of preparing, assembling, and mailing the Proxy Statement, the form of proxy, and the 2002 Annual Report in connection with the Annual Meeting. In addition to solicitation by use of mail, employees of the Company may solicit proxies personally or by telephone, by facsimile copy, or telegraph, but will not receive additional compensation therefor. Arrangements may be made with banks, brokerage houses, and other institutions, nominees, and fiduciaries to forward the solicitation materials to beneficial owners and to obtain authorizations for the execution of proxies. The Company will, upon request, reimburse those persons and entities for expenses incurred in forwarding proxy materials for the Annual Meeting to beneficial owners.


                          OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors of the Company had not been informed of any matters which would be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting included herein. If any other matters are properly presented for action at the Annual Meeting, it is intended that the persons named in the accompanying proxy card will vote or refrain from voting in accordance with their best judgment on such matters.

     The Company will provide without charge to any stockholder upon written request a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto for the fiscal year ended June 30, 2002, as filed with the Securities and Exchange Commission (without exhibits). All such requests should be delivered to Frederick M. Friedman, Secretary, Eagle Supply Group, Inc., 122 East 42nd Street, New York, NY 10168. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing.



                                  By Order of the Board of Directors
                                  and President



                                  Frederick M. Friedman
                                  Secretary
New York, New York
November 15, 2002

                                                          APPENDIX A
                                                          ----------
                      EAGLE SUPPLY GROUP, INC.
             AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                             CHARTER

Organization
------------

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Eagle Supply Group, Inc. (the "Corporation") shall be comprised of at least three members of the Board, who are not employees of the Corporation. The Committee shall be comprised of a majority of directors who are independent of the management of the Corporation and are free of any existing or future relationships that, in the opinion of the Board, would interfere with their exercise of independent judgment as Committee members. All Committee members will be financially literate, and at least one member will have accounting or related financial management expertise. The Committee shall meet at least two times per year.

Objective
---------

To assist the Board in overseeing management's discharge of its duties for the preparation of interim and annual financial statements and for maintaining financial control of operations.

Authority
---------

The Committee shall have unrestricted access to the Corporation's personnel and records and will be given the resources to discharge its duties. The Committee may, at its sole discretion, conduct investigations into matters brought to its attention during the conduct of its duties and may retain persons having special competence as necessary.

The Committee shall advise the independent accountants that they may at any time communicate directly with the Committee on a confidential basis. The Committee shall have ultimate authority and responsibility to select, evaluate, and, if appropriate, replace the independent accountants.

The activities and findings of the Committee shall be reported to the Board, and minutes of Committee meetings shall be prepared and sent to each member of the Board.

Responsibilities
----------------

1. Financial Reporting: Provide oversight assurance that financial statements and related disclosures made by management reasonably portray the Corporation's financial position and results of operations, and comply with laws and regulations governing such disclosures. The Committee shall:

     a) Recommend to the Board the appointment of the independent accountants.
     b) Review the scope and extent of services to be provided by the independent accountants during the year, including their audit examination.
     c) Review factors related to the independence of the independent accountants.
     d) Review the process management has established to ensure the integrity of interim reporting.
     e) Review with management and the independent accountants the financial statements and related disclosures contained in the Form 10-K prior to filing with the Securities and Exchange Commission ("SEC"). Without limiting the Committee, this review shall include assessment of the recommendations contained in the "Report to Management," inquiry of the independent accountants as to management's cooperation during the audit, the independent accountant's judgement about the quality of the Corporation's applied accounting principles and significant reporting issues, if any, discussed with Management, and follow up on such items.

     f) If appropriate, review unusual reporting issues prior to the issuance of the year-end press release.

2) Internal Accounting Control: Provide oversight assurance that there exists an effective system of internal controls. Without limitation, the Committee shall:

     a) Meet privately with the independent accountants to discuss pertinent matters.
     b) Monitor the need for an Internal Audit Department by reviewing the Corporation's activities and control environment.
     c) Inquire of the independent accountants the extent to which their planned audit scope can be relied upon to detect material weaknesses in internal controls or the occurrences of fraudulent financial reporting.

3) Corporate Compliance: Provide oversight assurance that the Corporation is maintaining effective controls against employee conflict of interest and fraud and is in reasonable compliance with related laws. Without limitation, the Committee shall:

     a) Review management's program to monitor compliance with the Corporation's code of conduct and the Foreign
          Corrupt Practices Act.
     b)   Review significant related party transactions.
     c) Review the policies and procedures in effect for the review of officer expenses and purchases.
     d) Review the findings of any relevant examinations by the SEC.
     e) Review periodically the impact of significant accounting or reporting developments which may affect the Corporation.

4) Performance Review: Perform an annual review of the performance of the Committee.

                            APPENDIX B
                            ----------






                  -------------------------------


                       Text to Amendments to

                 the Certificate of Incorporation

                              follow:

                       Exhibit 1 - Proposal 2

                   Exhibit 2 - Proposals 3 and 4


                  -------------------------------

                           Exhibit 1

  AMENDMENTS RELATING TO CREATION OF A CLASSIFIED BOARD OF DIRECTORS

A new Article 12 shall be added to the Certificate of Incorporation as follows:

        12.     The Board of Directors shall be divided
                into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the terms of office of one class expiring each year. At the annual meeting of stockholders in December 2002, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors of each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancies in the Board of Directors shall be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders, the successors to the class of directors whose terms shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, this Article 12 shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of all capital stock of the Corporation entitled to vote at a stockholder's meeting duly called for such purpose.

                             Exhibit 2

           AMENDMENTS RELATING TO AN INCREASE IN THE NUMBER OF
  AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK AND THE CREATION
               OF A CLASS OF NON-VOTING COMMON STOCK

     Article 4 of the Certificate of Incorporation shall be revised to read in its entirety as follows:

        4.(a) The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is Forty Million (40,000,000) *[Fifty Million (50,000,000)],
                consisting of (i) Thirty Million (30,000,000) [Forty Million (40,000,000,] shares of common stock having a par value per share of $0.0001, and (ii) Ten Million (10,000,000) shares of preferred stock having a par value per share of $0.0001 ("Preferred Stock"). [Of the 40,000,000 shares of common stock which the Corporation is authorized to issue:

                (i)     Thirty Million (30,000,000) shares
                        will be designated "Common Stock," and

                (ii)    Ten Million (10,000,000) shares will
                        be designated "Class A Non-Voting
                        Common Stock."]

          (b) The powers, preferences and rights, and the qualifications, limitations and restrictions of the Corporation's Common Stock *[, Class A Non-Voting Common Stock,] and Preferred Stock are as follows:

                (i)     Holders of the Corporation's Common
                        Stock *[and Class A Non-Voting Common
                        Stock, together] as a *[single] class,
                        have equal ratable rights to receive
                        dividends when, as and if declared by
                        the Board of Directors, out of funds
                        legally available therefor and are
                        entitled to share ratably in the net
                        assets available for distribution, are
                        not redeemable and have no pre-emptive
                        or similar rights; and holders of the
                        Corporation's Common Stock have one
                        non-cumulative vote for each share held
                        of record on all matters to be voted
                        on by the Corporation's stockholders *[;
                        and holders of  the Corporation's Class
                        A Non-Voting Common Stock shall have no
                        right to vote on any matter to be voted
                        on by the Corporation's stockholders
                        except to the extent otherwise required
                        by the Delaware General Corporation
                        Law].

                (ii)    The shares of Preferred Stock may be
                        issued in series, and shall have the
                        voting powers, full or limited, or no
                        voting powers, and such designations,
                        preferences and relative participating,
                        optional or other special rights, and
                        qualifications, limitations or
                        restrictions thereof, as shall be
                        stated and expressed in the resolution
                        or resolutions providing for the
                        issuance of such Preferred Stock
                        adopted from time to time by the Board
                        of Directors.  The Board of Directors
                        is hereby expressly vested with the
                        authority to determine and fix in the
                        resolution or resolutions providing for
                        the issuance of Preferred Stock the
                        voting powers, designations,
                        preferences and rights, and the
                        qualifications, limitations or
                        restrictions thereof, of each such
                        series to the full extent now or
                        hereinafter permitted by the laws of
                        the State of Delaware.


---------------------

Note: If Proposal 4 is approved by the Company's stockholders, the underlined text will be deleted and the italicized bracketed text will be included in Article 4.

                    EAGLE SUPPLY GROUP, INC.

          Annual Meeting of Stockholders, December 13, 2002

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned holder of shares of common stock of Eagle Supply
Group, Inc. ("Eagle"), a Delaware corporation, does hereby appoint Douglas
P. Fields, and Frederick M. Friedman, and each of them, as due and lawful attorneys-in-fact (each of whom shall have full power of substitution), to represent and vote as designated below all of the share of Eagle common stock that the undersigned held of record at 5:00 p.m., local time, on November 7, 2002, at the Annual Meeting of Stockholders of Eagle Supply Group, Inc. to be held at Deloitte & Touche, LLP, located at Two World Financial Center, New York, New York 10281 on Friday, December 13, 2002 at 3:00 p.m. or any adjournment thereof, on the following matters, and on such other business as may properly come before the meeting:

1.   ELECTION OF DIRECTORS

     Nominees: Douglas P. Fields, Frederick M. Friedman, Steven R. Andrews, Esq., James E. Helzer, Paul D. Finkelstein, John A.
     Shulman, George Skakel III, and John E. Smircina, Esq.

[ ]  FOR ALL NOMINEES LISTED ABOVE       [ ] WITHHOLD AUTHORITY TO VOTE FOR
      (except as marked to the               ALL NOMINEES LISTED ABOVE
         contrary below)

(Instructions: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

-----------------------------------------------------------------------------

2. Approval of Classified Board of Directors. Proposal to amend the Certificate of Incorporation to provide for three staggered classes of Directors.

     [ ]  FOR                   [ ] AGAINST               [ ]  ABSTAIN


3. Increased Number of Authorized Common Stock and Preferred Stock. Proposal to amend the Certificate of Incorporation to increase the number of shares of authorized Common Stock to 30,000,000, and Preferred Stock to 10,000,000.

     [ ]  FOR                   [ ] AGAINST               [ ]  ABSTAIN


4. Approval of New Class of Non-Voting Common Stock. Proposal to amend the Certificate of Incorporation to authorize the creation and issuance of 10,000,000 shares of Class A Non-Voting Common Stock.

     [ ]  FOR                   [ ] AGAINST               [ ]  ABSTAIN


5. Ratification of Appointment of Auditors. Proposal to ratify the appointment of Deloitte & Touche, LLP, as the Company's auditors for the fiscal year ending June 30, 2003.

     [ ]  FOR                   [ ] AGAINST               [ ]  ABSTAIN


6. In their discretion, on such other business as may properly come before the meeting (the Board of Directors is not aware of any matter other than the above proposals which are to be presented for action at the Annual Meeting).

Each of the above proposals are described in greater detail in the accompanying Proxy Statement dated November 15, 2002, and Appendix B thereof, each of which are incorporated herein by reference.

                 (Please Sign and Date on Reverse Side)

                       (Continued from other side)

                     PLEASE SIGN AND RETURN PROMPTLY.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. If no direction is given, this proxy will be voted FOR the election of all nominees as directors, FOR the approval of each of the Proposed Amendments to the Certificate of Incorporation, and FOR the ratification of the Company's auditors.

PLEASE ENTER THE NUMBER OF SHARES OF EAGLE COMMON STOCK YOU OWN:____________ (Please sign, date, and return this proxy form exactly as your name or names appear below whether or not you plan to attend the meeting.)

                                   [ ]  I plan to attend the Annual Meeting.
                                   [ ]  I do not plan to attend the Annual
                                        Meeting.

[                           ]      Date______________________________, 2002

                                   Signature(s):___________________________

                                   ________________________________________

                                   ________________________________________
                                       Title or Authority (if applicable)

                                   Please sign your name here exactly as
                                   it appears hereon.  Joint owners
                                   should each sign.  When signing as an
                                   attorney, executor, administrator,
                                   trustee, guardian, corporate officer
                                   or other similar capacity, so
                                   indicate.  If the owner is a
                                   corporation, an authorized officer
                                   should sign for the corporation and
                                   state his or her title.  If shares are
                                   held in more than one capacity, this
                                   Proxy shall be deemed valid for all
                                   shares held in all capacities.
[                           ]